UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2021

Dakota Territory Resource Corp.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-50191 (Commission File Number)	98-0201259 (IRS Employer Identification No.)

141 Glendale Drive, Lead, South Dakota (Address of principal executive offices)		57754 (Zip Code)

Registrant’s telephone number, including area code: (605) 717-2450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01Entry Into a Material Definitive Agreement.

On May 14, 2021, Dakota Territory Resource Corp. (the “Company” or “Dakota Territory”) announced it had entered into a definitive merger agreement (the “Merger Agreement”) with JR Resources Corp. (“JR Resources”), its largest shareholder.

Pursuant to the Merger Agreement, JR Resources and the Company have incorporated a new company (“NewCo”) that will acquire all of the outstanding securities of JR Resources and of the Company in exchange for securities of NewCo (the “Merger”). Shareholders of JR Resources will receive a number of NewCo shares of common stock equal to their percentage shareholding in JR Resources multiplied by the 142,566,667 Dakota Territory shares that JR Resources owns. Shareholders of the Company other than JR Resources will receive one share of common stock of NewCo for each share of common stock of Dakota Territory.

In addition, at the closing of the Merger, (i) each outstanding option to purchase Dakota Territory common stock, whether vested or unvested, will be assumed and converted into an option with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (ii) each outstanding warrant to purchase JR Resources common stock, whether or not exercisable, will be assumed and converted into a warrant with respect to a number of shares of NewCo common stock in the manner set forth in the Merger Agreement, (iii) any outstanding awards of restricted stock units with respect to shares of Dakota Territory common stock will be assumed and converted into the right to receive an award of restricted stock units representing a right to receive a number of shares of NewCo common stock in the manner set forth in the Merger Agreement and (iv) NewCo will change its name to “Dakota Gold Corp.”

The completion of the Merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of JR Resources shareholders and the approval of Dakota Territory shareholders. In addition, in connection with the Merger, the Company and JR Resources intend to cause NewCo to prepare and file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission.

The Board of Directors of the Company has approved the Merger. Jonathan Awde abstained from voting on the Merger, having disclosed his interest as President, CEO, a director and a shareholder of JR Resources. Robert Quartermain abstained from voting, having disclosed his interest as a shareholder of JR Resources.

Item 3.03Material Modification to Rights of Security Holders.

On May 13, 2021, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock at a ratio of 1-for-4 (the “Reverse Stock Split”).

Effects of the Reverse Stock Split

As a result of the Reverse Split, the 300,000,000 pre-split authorized shares of Dakota Territory common stock will be proportionately reduced to 75,000,000 post-split authorized shares of Dakota Territory common stock and the Company’s 224,789,323 shares of pre-split common stock that are currently issued and outstanding will reduced to approximately 56,197,331 shares of post-split common stock. Proportional adjustments will also be made to the Company's outstanding stock options.

The Company intends to complete the Reverse Stock Split at 12:01 a.m. PT on May 25, 2021 (the “Effective Date”), whereupon the shares of common stock will begin trading on a split adjusted basis. On the Effective Date, the Company’s trading symbol changed to “DTRCD” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “DTRC”.

Stockholders who are holding their shares in electronic form at brokerage firms do not have to take any action as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders who hold their shares in certiﬁcated form will be mailed a letter of transmittal providing instructions for how to exchange their existing stock certiﬁcate for a stock certiﬁcate with a stamp indicating the new CUSIP number.

The Reverse Stock Split does not affect the Company’s authorized preferred stock.

Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Reverse Stock Split.

Under Nevada law, the reverse stock split was approved by the Board of Directors of the Company in accordance with NRS Section 78.207. No stockholder approval is required. NRS Section 78.207 provides that the Company may effect the reverse stock split without stockholder approval if (x) both the number of authorized shares of Common Stock and the number of outstanding shares of Common Stock are proportionally reduced as a result of the reverse stock split (y) the reverse stock split does not adversely affect any other class of stock of the Company and (z) the Company does not pay money or issue scrip to stockholders who would otherwise be entitled to receive a fractional share as a result of the reverse stock split. As described herein, the Company has complied with these requirements.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 14, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP.

                  (Registrant)

Date: May 14, 2021

By:/s/ Jonathan T. Awde

Name:Jonathan T. Awde

Title:President and Chief Executive Officer